Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

August 27, 2021

Board of Managers

Paradyme Equities, LLC

We hereby consent to the inclusion in the Annual Report on Form 1-K of our reports dated July 16, 2021, with respect to the financial statements Paradyme Equities, LLC comprising of the balance sheets as of December 31, 2020 and 2019 and the related statements of operations, members’ equity/deficit and cash flows for the calendar year periods thus ended, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

August 27, 2021